UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report:	December 2, 2008
(Date of earliest event reported):	November 25, 2008

Commission File No. 0-15536

CODORUS VALLEY BANCORP, INC.

(Exact name of Registrant as specified in its Charter)

Pennsylvania	23-2428543
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)
105 Leader Heights Road P.O. Box 2887 York, Pennsylvania	17405-2887
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 717-747-1519

Former name or former address, if changed since last Report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

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Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Codorus Valley Bancorp and its principal subsidiary PeoplesBank, a Codorus Valley Company (collectively, the “Company”) provides an officers’ life insurance program for eight of its executives, including its three named executive officers1. This program provides a death benefit to the officer’s beneficiary in an amount equal to three times their respective base salaries. Under this program, the PeoplesBank is the beneficiary of any death proceeds remaining after an officer’s death benefit is paid to his or her beneficiary, commonly referred to as a split-dollar arrangement.

Accounting guidance, effective for fiscal years beginning on December 31, 2007, requires that liabilities for post-retirement split-dollar arrangements be accrued as liability. The Company proposed, and each participant has agreed to, a buy-out of the participants’ post-retirement portion of the life insurance benefit; these buy-outs will eliminate, for 2009 and beyond, benefit accruals (expense) related to the post-retirement life insurance benefits. In the case of the named executive officers and one other officer, the amount of the accrued liability related to the post-retirement life insurance benefit will be rolled into the individuals’ supplemental executive retirement plans (the “SERPs”). This treatment of the post-retirement life insurance benefit is expected to decrease the related expense by an average of approximately $20,000 per year for the next five years. The other four officers will receive cash payouts of the current accrued liability associated with the post-retirement life insurance benefit; this treatment will have no impact on current or future income.

In connection with the amendments to the life insurance program described above, the SERPs were amended to add a 4% annualized increase if the executive officer remains employed past his normal retirement age, with the maximum increase limited to five years.

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1 The named executive officers from the Company’s most recent proxy statement are Larry J. Miller, Harry R. Swift and Jann Allen Weaver.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 2, 2008	CODORUS VALLEY BANCORP, INC. By: /s/ Larry J. Miller________________ Larry J. Miller President and Chief Executive Officer, (Principal Executive Officer)

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